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EXHIBIT 11

                           DURA PHARMACEUTICALS, INC.
               STATEMENTS RE COMPUTATIONS OF NET INCOME PER SHARE
                     IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
                                   (UNAUDITED)

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                                                                      THREE MONTHS ENDED   NINE MONTHS ENDED
                                                                         SEPTEMBER 30,       SEPTEMBER 30,
                                                                    --------------------   -----------------
                                                                        1997      1998      1997      1998
                                                                    ----------   -------   -------  --------
     NET INCOME PER SHARE - BASIC

     Net Income .................................................   $   11,325   $ 2,424   $29,395   $17,765
                                                                    ----------   -------   -------  --------
                                                                    ----------   -------   -------  --------

     Weighted Average Number of Common Shares ...................       43,875    46,367    43,633    46,216
                                                                    ----------   -------   -------  --------
                                                                    ----------   -------   -------  --------

     Net Income per Share .......................................   $     0.26   $  0.05   $  0.67   $  0.38
                                                                    ----------   -------   -------  --------
                                                                    ----------   -------   -------  --------
     NET INCOME PER SHARE - DILUTED

     Net Income .................................................   $   11,325   $ 2,424   $29,395   $17,765
                                                                    ----------   -------   -------  --------
                                                                    ----------   -------   -------  --------
     Weighted Average Number of Common and Common
       Equivalent Shares Assuming Issuance of All
       Dilutive Contingent Shares:
         Common stock ...........................................       43,875    46,367    43,633    46,216
         Stock options ..........................................        1,124       482     1,138       602
         Warrants ...............................................        2,607       729     2,621       829
                                                                    ----------   -------   -------   -------
            Total ...............................................       47,606    47,578    47,392    47,647
                                                                    ----------   -------   -------  --------
                                                                   ----------   -------   -------  --------

        Net Income per Share ....................................   $     0.24   $  0.05   $  0.62   $  0.37
                                                                    ----------   -------   -------  --------
                                                                    ----------   -------   -------  --------

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